Exhibit 99.1
Contact:
John Swanson
Swanson Communications, Inc.
(516) 671-8582

Donald Peck
LoJack Corporation
(781) 251-4700
LOJACK CORPORATION REPORTS
THIRD QUARTER 2011 RESULTS
Third Quarter Highlights
•	Revenue of $34.5 Million
•	Adjusted EBITDA of $1.5 Million
•	Continued Cost Control
Westwood, MA, November 7, 2011 — LoJack Corporation (NASDAQ GS: “LOJN”), the global leader in finding and recovering a wide range of mobile assets including cars, construction equipment and motorcycles, today reported its financial results for the three and nine-month periods ended September 30, 2011.
The company reported that consolidated revenue for the third quarter of 2011 was $34.5 million, down 10.4% from $38.5 million in the same quarter last year. Revenue in the company’s North America segment was $24.2 million for the quarter, essentially in line with the $24.4 million of revenue generated in the same quarter last year. Revenue in the company’s International segment for the third quarter of 2011 was $9.5 million, down 28.9% from $13.4 million in the same quarter last year.
Richard T. Riley, Chairman, said, “While we were pleased with the progress we achieved throughout the third quarter in our domestic business, the uneven nature of our international business resulted in a year-over-year decline in both the International segment and in consolidated revenue for the third quarter.
“While we underperformed the broader domestic retail auto market, which was up 7% in the third quarter, we were able to make steady improvements throughout the quarter including a year-over-year increase in our United States unit volume for the month of September. We continued to be negatively impacted by a shift in historical brand and model mix, as well as a slowdown in our bulk installations due to a shortage of dealer vehicle inventory following the production disruptions created by the Japanese earthquake earlier in the year. Looking forward, we will continue to monitor the potential near-term impacts of the Thai floods on Japanese automakers. At the same time, auto manufacturers and industry experts now expect inventory shortages to ease in the fourth quarter, which should position us to benefit as the affected auto manufacturers rebuild their inventory levels at the dealerships and move to recapture their traditional share of the domestic market.

“International revenue in the third quarter was negatively impacted primarily by the timing of purchases by some of our licensees, much of which we now expect to receive in the final quarter of the year. Revenue in Italy during the third quarter of 2011 increased 45% over the same period last year, as we continued adding subscribers and expanded our distribution channels into more dealerships and insurance brokers.”
Consolidated gross margin for the third quarter of 2011 was $17.8 million, down 8.2% from $19.4 million in the same quarter last year, due to the lower sales volume. Gross margin as a percentage of revenue for the third quarter of 2011 was 51.5%, up from 50.3% in the third quarter of the prior year.
Operating expenses in the third quarter of 2011 increased $1.9 million from the third quarter of 2010 to $18.3 million. This increase was primarily due to a $2.3 million increase in legal expenses over the same period last year, as the company established a framework for the settlement of the California federal employment claims and continued to defend against ongoing litigation.
Adjusted EBITDA for the third quarter of 2011, which includes the items reflected in Table 1, was $1.5 million, compared to $5.0 million in the third quarter of 2010.
Mr. Riley further stated, “Despite the decline in overall revenue, we continued to exhibit tight cost management in the third quarter of 2011, with the exception of legal costs, which increased due to the ongoing litigation.”
Net loss to LoJack Corporation for the third quarter of 2011 was $1.8 million, or $0.10 per basic and diluted share, compared to net income of $2.7 million, or $0.15 per diluted share, in the third quarter of the prior year.
Mr. Riley added, “We are excited about the new leadership joining an already dynamic senior management team. Randy Ortiz, our new CEO and President, is a talented and seasoned veteran of the automotive industry, while Don Peck, our new Executive Vice President and Chief Financial Officer, brings valuable strategic, legal and financial expertise in his new role.
“Based on our third quarter performance, we have revised 2011 internal forecast to reflect expected revenue between $137 million and $139 million and adjusted EBITDA of $9 million to $10 million.”

During the third quarter of 2011, the company did not repurchase any shares under its stock repurchase plan. As of September 30, 2011, the company had an outstanding authority to repurchase 1,681,778 shares.
About LoJack Corporation
LoJack Corporation, the company that invented the stolen vehicle recovery market more than two decades ago, is the global leader in finding and recovering a wide range of mobile assets including cars, construction equipment and motorcycles — having recovered nearly USD$4 billion in stolen assets worldwide. LoJack’s core competencies are being applied into new areas, such as the prevention, detection and recovery of stolen cargo and finding and rescuing people with cognitive conditions such as autism and Alzheimer’s. LoJack has proven processes and technology for recovery — Radio Frequency — and unique integration with law enforcement agencies, making its offerings proven solutions that not only deliver a wide range of recoveries, but also enhance public safety. LoJack’s Stolen Vehicle Recovery System operates in 28 states and the District of Columbia, and in more than 30 countries throughout North America, South America, Europe, Africa and Asia. For more information, visit http://www.lojack.com.
To access the webcast of the company’s conference call to be held at 9:00 AM ET, November 7, 2011, log onto www.lojack.com (click “About Us,” “Investor Relations,” and then click “Events and Presentations”). An archive of the webcast will be available through http://www.lojack.com until superseded by the next quarter’s earnings release and related webcast.
Safe Harbor Regarding Forward Looking Statements
From time to time, information provided by the company or statements made by its employees may contain “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other securities laws, which involve risks and uncertainties. Any statements in this news release that are not statements of historical fact are forward-looking statements (including, but not limited to, statements concerning the characteristics and growth of the company’s market, customers and auto inventories, expected timing of licensee purchases, the company’s objectives and plans for future operations and products and the company’s expected liquidity, cash flow, revenue, profit margins, adjusted EBITDA and capital resources). Such forward-looking statements are based on a number of assumptions and involve a number of risks and uncertainties, and accordingly, actual results could differ materially. Factors that may cause such differences include, but are not limited to: (i) the continued and future acceptance of the company’s products and services; (ii) our ability to obtain financing from lenders; (iii) the outcome of ongoing litigation involving the company; (iv) the rate of growth in the industries of the company’s customers; (v) our relationships with our licensees and the strength of their business; (vi) the presence of competitors with greater technical, marketing, and financial resources; (vii) the company’s customers’ ability to access the credit markets; (viii) the company’s ability to promptly and effectively respond to technological change to meet evolving customer needs; (ix) the company’s ability to successfully expand its operations; and (x) changes in general economic or geopolitical conditions. For a further discussion of these and other significant factors to consider in connection with forward-looking statements concerning the company, reference is made to the company’s Annual Report on Form 10-K for the year ended December 31, 2010 and the company’s other filings with the Securities and Exchange Commission.
Except as required by law, the company undertakes no obligation to release publicly the result of any revision to the forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
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Use of Non-GAAP Financial Measures
In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this press release also contains the non-GAAP financial measure, adjusted EBITDA. The company believes that the inclusion of this non-GAAP financial measure in this press release helps investors to gain a meaningful understanding of changes in the company’s core operating results, and can also help investors who wish to make comparisons between LoJack and other companies on both a GAAP and a non-GAAP basis. LoJack management uses this non-GAAP measure, in addition to GAAP financial measures, as the basis for measuring our core operating performance and comparing such performance to that of prior periods and to the performance of our competitors. These measures are also used by management to assist with their financial and operating decision making.
The non-GAAP financial measures included in this press release are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. In addition, the non-GAAP financial measures included in this press release may be different from, and therefore may not be comparable to, similar measures used by other companies. Reconciliations of the non-GAAP financial measures used in this press release to the most directly comparable GAAP financial measures are set forth in the text of, and the accompanying tables to, this press release.
Table 1 — Adjusted EBITDA Computation
GAAP to Pro Forma Non-GAAP Reconciliation
(in millions)

	Three Months ended	Three Months ended
	September 30, 2011	September 30, 2010
	$	$

Net income (loss), as reported	$(1.8)	$2.7
Adjusted for:
Provision for income taxes	0.6	0.4
Other income (expense)	0.7	(0.1)

Operating income (loss)	$(0.5)	$3.0

Adjusted for:
Depreciation and amortization	1.4	1.8
Stock compensation expense	0.6	0.2

Adjusted EBITDA	$1.5	$5.0

LoJack Corporation and Subsidiaries
Condensed Consolidated Statement of Operations
(in millions, except share and per share amounts)

	Three Months Ended September 30,
	2011	2010
	(unaudited)

Revenue	$34.5	$38.5

Cost of goods sold	16.7	19.1

Gross profit	17.8	19.4

Costs and expenses:
Product development	1.3	1.2
Sales and marketing	6.9	6.9
General and administrative	8.8	6.6
Depreciation and amortization	1.3	1.7

Total	18.3	16.4

Operating income (loss)	(0.5)	3.0

Other income (expense):
Interest income	0.1	—
Interest expense	(0.1)	(0.2)
Other, net	(0.7)	0.3

Total	(0.7)	0.1

Income (loss) before provision for income taxes	(1.2)	3.1
Provision for income taxes	0.6	0.4

Net income (loss)	(1.8)	2.7
Less: Net loss attributable to the noncontrolling interest	—	—

Net income (loss) attributable to LoJack Corporation	$(1.8)	$2.7

Diluted net income (loss) per share attributable to LoJack Corporation	$(0.10)	$0.15

Weighted average diluted common shares outstanding	17,678,213	17,738,093

LoJack Corporation and Subsidiaries
Condensed Consolidated Statement of Operations
(in millions, except share and per share amounts)

	Nine Months Ended September 30,
	2011	2010
	(unaudited)

Revenue	$98.4	$106.6

Cost of goods sold	48.4	53.3

Gross profit	50.0	53.3

Costs and expenses:
Product development	4.0	4.9
Sales and marketing	20.1	22.7
General and administrative	24.3	24.7
Depreciation and amortization	4.7	5.4

Total	53.1	57.7

Operating loss	(3.1)	(4.4)

Other income (expense):
Interest income	0.9	0.2
Interest expense	(0.5)	(0.5)
Other, net	0.6	(0.1)

Total	1.0	(0.4)

Loss before provision for income taxes	(2.1)	(4.8)
Provision for income taxes	1.2	16.6

Net loss	(3.3)	(21.4)
Less: Net loss attributable to the noncontrolling interest	(0.1)	(0.3)

Net loss attributable to LoJack Corporation	$(3.2)	$(21.1)

Diluted net loss per share attributable to LoJack Corporation	$(0.18)	$(1.21)

Weighted average diluted common shares outstanding	17,601,996	17,330,533

LoJack Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(in millions)

	September 30, 2011	December 31, 2010
	(unaudited)
Assets
Current Assets:
Cash and cash equivalents	$51.7	$51.8
Restricted cash	—	0.2
Marketable securities at fair value	1.4	1.4
Accounts receivable, net	21.5	26.9
Inventories	8.6	8.5
Prepaid expenses and other	2.8	4.0
Prepaid and receivable income taxes	0.6	0.7
Deferred income taxes	0.3	0.3

Total current assets	86.9	93.8

Property and equipment, net	12.4	15.1
Deferred income taxes	0.1	0.1
Intangible assets, net	0.1	0.3
Goodwill	1.7	1.7
Other assets, net	8.9	11.3

Total assets	$110.1	$122.3

Liabilities and equity
Current Liabilities:
Current portion of long term debt	$0.2	$0.2
Accounts payable	4.8	7.1
Accrued and other liabilities	10.3	11.1
Current portion of deferred revenue	20.0	21.8
Accrued compensation	3.5	4.7

Total current liabilities	38.8	44.9

Long term debt	9.4	8.8
Deferred revenue	23.6	28.8
Deferred Income Taxes	0.3	0.3
Other accrued liabilities	3.6	3.5
Accrued compensation	1.2	1.6

Total liabilities	76.9	87.9

Commitments and Contingent Liabilities

Equity:
Common stock	0.2	0.2
Additional paid-in capital	21.8	20.0
Accumulated other comprehensive income	6.9	6.7
Retained earnings	4.5	7.7

Total LoJack Corporation equity	33.4	34.6
Noncontrolling interest in subsidiary	(0.2)	(0.2)

Total equity	33.2	34.4

Total liabilities and equity	$110.1	$122.3

NOTE: The full text of this news release can be accessed for 30 days at www.prnewswire.com. This news release as well as current financial statements may also be accessed on the Internet at www.lojack.com. Each quarter’s release is archived on the LoJack website under “Investor Relations” during the fiscal year (click “About Us”, then, click “Investor Relations”, click “Press Releases”). The company’s Annual Report, Form 10-Q and Form 10-K filings are also available on its website. Copies of the company’s financial information, including news releases, may also be obtained by contacting Swanson Communications, Inc. at (516) 671-8582.